Exhibit 99.1

For Immediate Release

ReWalk Robotics Reports Second Quarter 2016 Financial Results
--Placed 24 Personal Units, 18 of which were covered by insurance--

YOKNEAM ILIT, ISRAEL / MARLBOROUGH, MA, August 4, 2016 – ReWalk Robotics Ltd. (Nasdaq: RWLK) (“ReWalk” or “the Company”) today announced its financial results for the three- and six-month periods ended June 30, 2016.

Highlights of and subsequent to the second quarter include:

•	Total revenue for the second quarter of 2016 was $817,000, compared to $610,000 for the second quarter of 2015;
•	Placed 25 ReWalk systems during the second quarter of 2016, compared to 12 ReWalk systems during the second quarter of 2015;
•	Placed 24 individual personal use systems during the quarter, of which a record 18 were covered by insurance reimbursement;
•	Five new U.S. Department of Veterans Affairs (“VA”) spinal cord injury centers initiated training programs, for a total of seven VA training centers. Six new personal ReWalk devices were placed with patients as part of the VA national coverage policy;
•	German court ruled ReWalk exoskeleton is medically necessary, approving reimbursement on appeal;
•	Independent Medical Review Organization in California determined that the ReWalk exoskeleton is likely to be more beneficial for treatment of a patient’s medical condition than any available standard therapy;
•	Initiated post-market 522 study with Stanford University as the lead investigator site; and,
•	Signed agreement with Harvard University’s Wyss Institute to develop wearable soft-exosuit technology to address a broad range of lower limb disabilities.

“As ReWalk’s technology and the benefits of exoskeleton use become increasingly accepted, ReWalk is uniquely positioned to remain the global leader in developing and marketing exoskeletons for lower limb disabilities,” stated Larry Jasinski, Chief Executive Officer.

“A record number of personal units were placed with customers, of which 75% were covered by insurance reimbursement. Our extensive efforts to support the VA continue to drive our commercialization activities, with seven centers across the U.S. now operating as ReWalk training facilities, allowing us to reach a broader universe of veterans. We continue to gain traction in Europe, with yet another German court approving reimbursement on appeal, ruling that the ReWalk exoskeleton is medically necessary. Importantly, we believe our new collaboration with Harvard’s Wyss Institute will, in time, help fill the need for soft wearable exoskeleton suits designed to support individuals affected by stroke, MS, Parkinson’s and senior citizens who require mobility assistance,” he added.

ReWalk Robotics Reports Second Quarter 2016 Financial Results

“While we believe that these elements, taken together, will allow ReWalk to remain the global leader in exoskeleton technology addressing a broad range of lower limb disabilities, we are adjusting our expectations on the timing of top line growth for the balance of 2016. Based on the increase in rental units during the second quarter, we believe a portion of our revenue dollars have shifted to subsequent periods, and we are providing top line guidance of approximately $1.3 million for the third quarter of 2016 and a range of $6.2 million to $7.0 million for the full year,” concluded Jasinski.

Second Quarter 2016 Financial Results

Total revenue was $817,000 for the second quarter of 2016, an increase of 34%, compared with $610,000 in the second quarter of 2015. 25 ReWalk systems were placed during the second quarter, compared with 12 ReWalk systems placed in the prior year period and 32 placed in the first quarter of 2016. 16 were rental units, including 6 units placed through the VA as part of its coverage policy. The increase in rental units during the quarter was driven by commercial insurance payers in Germany and units placed with veterans under the VA policy. At the end of the second quarter, rental units represented $1.1 million in potential revenue backlog.

R&D expense was $3.1 million for the second quarter of 2016, compared to $1.5 million during the same period last year, reflecting costs of increased investment in product development programs and clinical activities and a one-time charge related to ReWalk’s collaboration agreement with the Wyss Institute at Harvard University.

SG&A expense grew to $5.6 million for the second quarter of 2016, compared to $4.5 million in the prior year period, primarily reflecting investment in reimbursement activities.

Net loss was $9.1 million for the second quarter of 2016 compared with a net loss of $5.8 million in the prior year quarter. Non-GAAP net loss for the second quarter was $8.0 million compared with a non-GAAP net loss of $5.1 million in the second quarter of 2015.

A reconciliation of net loss to non-GAAP net loss is included at the end of this press release.

Liquidity

As of June 30, 2016, ReWalk had $15.7 million in cash and cash equivalents.

Guidance

Based on the increase in rental unit placements during the second quarter, we believe a portion of our revenue dollars have shifted to subsequent quarters, and as a result we are providing top line guidance of approximately $1.3 million for the third quarter of 2016 and a range of $6.2 million to $7.0 million for the full year. The timing of certain key business catalysts during the second half of 2016, such as placements in our international markets, timing of reimbursement decisions, rental unit conversions and larger orders to support the VA research study may shift from quarter to quarter.

Conference Call

ReWalk management will host its second quarter conference call as follows:

Date		August 4, 2016
Time		8:30 AM EDT
Telephone	U.S:	(844) 423-9889
	International:	(716) 247-5804
	Israel:	18 09 45 78 77
Webcast (live and archive)		www.rewalk.com under the “Investors” section.

ReWalk Robotics Reports Second Quarter 2016 Financial Results

A telephone replay will be available shortly after the completion of the call for two weeks at (855) 859-2056 (U.S.) or (404) 537-3406 (International). The passcode for the replay is 54201193.

About ReWalk Robotics Ltd.
ReWalk Robotics Ltd. develops, manufactures and markets wearable robotic exoskeletons for individuals with spinal cord injury. Our mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the U.S., Israel and Germany. For more information on the ReWalk systems, please visit http://www.rewalk.com.

ReWalk® is a registered trademark of ReWalk Robotics Ltd. in Israel.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk’s future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk’s control. Important factors that could cause ReWalk’s actual results to differ materially from those indicated in the forward-looking statements include, among others: ReWalk’s expectations regarding future growth, including its ability to increase sales in its existing geographic markets and to expand to new markets; ReWalk’s ability to maintain and grow its reputation and to achieve and maintain market acceptance of its products; ReWalk’s ability to achieve reimbursement from third-party payors for its products; ReWalk’s expectations as to its clinical research program and clinical results; ReWalk’s expectations as to the results of, and the Food and Drug Administration’s potential regulatory actions with respect to, ReWalk’s mandatory post-market 522 surveillance study; ReWalk’s ability to repay its secured indebtedness; ReWalk’s ability to improve its products and develop new products; ReWalk’s ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; ReWalk’s ability to gain and maintain regulatory approvals; ReWalk’s ability to secure capital from its at-the-market equity distribution program based on the price range of its ordinary shares and conditions in the financial markets; ReWalk’s ability to maintain relationships with existing customers and develop relationships with new customers; and other factors discussed under the heading “Risk Factors” in ReWalk’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission and other documents subsequently filed with or furnished to the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause ReWalk’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

ReWalk Robotics Reports Second Quarter 2016 Financial Results

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), ReWalk believes that the use of non-GAAP accounting measures, including non-GAAP net loss, is helpful to its investors. These measures, which the Company refers to as non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and six months ended June 30, 2016 and 2015, non-GAAP net loss is calculated as GAAP net loss excluding (i) non-cash share-based compensation expense, (ii) depreciation and (iii) non-cash financial expenses. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, ReWalk believes that providing non-GAAP financial measures that exclude non-cash share-based compensation expense, depreciation and non-cash financial (income) expenses allows for more meaningful comparisons between operating results from period to period. Each of the Company’s non-GAAP financial measures is an important tool for financial and operational decision-making and for the Company’s evaluation of its operating results over different periods of time. The non-GAAP financial data are not measures of the Company’s financial performance under U.S. GAAP, and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in ReWalk’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on the Company’s reported financial results. Further, share-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business and an important part of the compensation provided to its employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. ReWalk urges investors to review the reconciliation of the Company’s non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the Company’s business.

Investor Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

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ReWalk Robotics Reports Second Quarter 2016 Financial Results

ReWalk Robotics Ltd.

Condensed Consolidated Statements of Operations

In thousands except per share data

(unaudited)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue	$817	$610	$2,878	$1,245
Cost of revenues	732	550	2,300	1,152
Gross profit	85	60	578	93
Operating expenses:
Research and development	3,074	1,450	4,769	2,987
Sales and marketing	3,504	2,996	6,803	5,514
General and administration	2,095	1,457	4,009	2,956
Total operating expenses	8,673	5,903	15,581	11,457
Operating loss	(8,588)	(5,843)	(15,003)	(11,364)
Financial income (expenses), net	(517)	50	(1,006)	(119)
Loss before income taxes	(9,105)	(5,793)	(16,009)	(11,483)
Income taxes	12	15	30	31
Net loss	$(9,117)	$(5,808)	$(16,039)	$(11,514)
Net loss per ordinary share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average number of shares, basic and diluted	12,403,541	12,126,563	12,363,698	12,066,945

Reconciliation of GAAP to Non-GAAP net loss
Net loss	$(9,117)	$(5,808)	$(16,039)	$(11,514)
Non-cash share- based compensation expense	826	585	1,543	1,171
Depreciation	164	81	327	124
Non-cash financial expenses	166	-	322	-
Non-GAAP net loss	$(7,961)	$(5,142)	$(13,847)	$(10,219)

ReWalk Robotics Reports Second Quarter 2016 Financial Results

ReWalk Robotics Ltd.

Condensed Consolidated Balance Sheets

In thousands

	June 30,	December 31,
	2016	2015
Assets	Unaudited	Audited
Current assets
Cash & cash equivalents	$15,686	$17,869
Trade receivable, net	1,187	2,146
Prepaid expenses and other current assets	1,792	1,227
Inventory	3,415	2,534
Total current assets	22,080	23,776
Other long-term assets	1,107	470
Property and equipment, net	1,451	1,328
Total assets	$24,638	$25,574
Liabilities and equity
Current liabilities
Current maturities of long term loan	$3,963	$-
Trade payables	4,239	2,474
Other current liabilities	1,633	1,869
Total current liabilities	9,835	4,343

Long term loan, net of current maturities	6,344	-
Other long-term liabilities	409	311
Shareholders' equity	8,050	20,920
Total liabilities and shareholders’ equity	$24,638	$25,574

ReWalk Robotics Reports Second Quarter 2016 Financial Results

ReWalk Robotics Ltd.

Condensed Consolidated Statements of Cash Flows

In thousands

(unaudited)

	Six months ended
	June 30,
	2016	2015

Net cash used in operating activities	$(13,513)	$(12,039)

Net cash provided by (used in) investing activities	(395)	1,316

Net cash provided by financing activities	11,725	66
Decrease in cash and cash equivalents	(2,183)	(10,657)
Cash and cash equivalents at beginning of period	17,869	41,829
Cash and cash equivalents at end of period	$15,686	$31,172

ReWalk Robotics Ltd.

Revenue and Units Placed by Region and Product

In thousands except units

(unaudited)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue:
United States	$527	$376	$2,266	$950
Europe	244	162	504	219
Asia Pacific	46	72	108	76
Total Revenue	$817	$610	$2,878	$1,245

Units Placed:
United States	13	6	39	16
Europe	10	4	15	7
Asia Pacific	2	2	3	2
Total Units Placed	25	12	57	25

Revenue:
Personal units revenue	$708	$405	$2,679	$1,015
Rehabilitation units revenue	109	205	199	230
Total Revenue	$817	$610	$2,878	$1,245

Units Placed:
Personal units placed	24	7	55	18
Rehabilitation units placed	1	5	2	7
Total Units Placed	25	12	57	25